Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

EAGLE FOOD CENTERS

P.O. Box 6700
Rock Island, Illinois 61204-6700
Executive Offices & Distribution Center
Route 67 & Knoxville Road
Milan, Illinois 61264
Telephone: 309-787-7700
Fax: 309-787-7895

Contact:

Anita-Marie Laurie

Romelia Martinez

310-788-2850

Eagle Announces Auction Results;
Received Purchase Agreements for Sale of Certain Stores

Milan, Illinois — September 19, 2003 – Eagle Food Centers, Inc., which owns and operates supermarkets in Illinois and Iowa, announced today that it has submitted seven purchase agreements for the sale of nine of its stores – two of which were selected by auction yesterday.

In connection with the auction, The Bobak Acquisition Corp. emerged as the highest and best bidder for store # 110 located in Naperville, IL and Central Grocers, Inc. emerged the highest and best bidder for store #311 in Belvidere, IL.  Both purchase agreements were submitted to the Bankruptcy Court today and are scheduled for hearing on September 30, 2003.

In addition, today, Eagle Foods submitted seven other purchase agreements to the Bankruptcy Court, all of which are scheduled for hearing on September 30, 2003.  The seven purchase agreements consist of the following: Crystal Lake Limited Partnership for store # 289 in Crystal Lake, IL; Jefferson Capital Group, Inc. for store # 111 in Elgin, IL and store # 86 in Montgomery, IL; Tesbo Conception Group LLC for store #075 in Rock Island, IL including the building and land; a third party for store # 008 in East Moline, IL including the building and land; and Downtown Eagle Corporation for store# 130 in Dubuque, IA and store #234 in Clinton, IA.

Eagle Foods will continue to market the balance of its stores and infrastructure.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward looking statements involve risks and uncertainties that could render them materially different, including, but not limited to, acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of current and additional competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation including the Second Bankruptcy Case, the availability and cost of capital including the continued availability of capital under the DIP financing, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in material incorporated therein by reference.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities and common stock. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies.  Accordingly, the Company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.